EXHIBIT 99.01

Versant Contact:
Jerry Wong
Chief Financial Officer
Versant Corporation
1-800-VERSANT
650-232-2400

Versant Announces Quarterly Revenues of $3.0 Million

Redwood City, California, August 23, 2012 - Versant Corporation (NASDAQ:VSNT), an industry leader in specialized data management software, today announced its financial results for its third quarter ended July 31, 2012.
Versant reported revenues of $3.0 million for the quarter compared to $4.2 million for the same quarter of its last fiscal year. The 28% decrease in revenues in the third quarter compared to the same quarter of the last fiscal year was primarily attributable to a decrease in license revenues. A decrease in the euro/dollar exchange rate also contributed approximately 20% of the decrease in revenues for the quarter compared to the corresponding period of the prior year. One customer accounted for 10% of total revenues in the quarter, whereas two customers accounted for 22% of total revenues in the quarter ended July 31, 2011.
Net loss for the third quarter ended July 31, 2012 was $1.2 million and diluted net loss per share was $0.42, compared to net income of $0.5 million and diluted net income per share of $0.16 for the quarter ended July 31, 2011. Versant continued to make planned investments in increased research and development and sales and marketing efforts during the third quarter of fiscal 2012.
Under the Company's current stock repurchase program, Versant is authorized to expend up to $5.0 million to repurchase outstanding shares of its common stock. During the quarter ended July 31, 2012, Versant acquired approximately 23,000 shares through open market purchases and block trades at an average price of $9.78 per share, leaving a balance of approximately $2.7 million available for future repurchases of common stock under this program.
Bernhard Woebker, Versant Corporation's CEO, stated “Although the current quarter's revenues were disappointing, we are diligently pursuing license opportunities which had been expected to close in the third fiscal quarter but which remain promising. The Company currently continues to expect to meet its previously provided annual guidance for the fiscal year ending October 31, 2012. The Company does not presently anticipate that it will continue its current stock buyback program beyond fiscal year 2012, and we plan to evaluate means of providing a return of some available capital to our shareholders. With respect to our product development efforts, during the most recent quarter we provided current customers and prospects with our updated pre-release version of the Versant Java Persistence API, and we currently are expecting general availability of this product on or about October 2012.”
About Versant Corporation
Versant Corporation (Nasdaq:VSNT) is an industry leader in building specialized NoSQL data management systems to enable the real-time enterprise. Using the Versant Database Engine, enterprises can handle complex information in environments that demand high performance, concurrency, and availability, significantly cut hardware and administration costs, speed and simplify development, and deliver products with a strong competitive edge. Versant's solutions are deployed in over 150,000 installations across a wide array of industries, including telecommunications, energy, financial services, transportation, manufacturing, and defense. For more than 20 years,

Versant has been a trusted partner of Global 2000 companies such as Ericsson, Verizon, Siemens, and Financial Times, as well as the U.S. Government. For more information, call 650-232-2400 or visit www.versant.com.

Forward Looking Statements Involve Risks and Uncertainties
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. These forward-looking statements include the statements in this press release that (i) the Company continues to expect to meet its original previously provided annual guidance for its fiscal year ending October 31, 2012, (ii) the Company does not presently anticipate that it will continue its current stock buyback program beyond fiscal year 2012, (iii) the Company plans to evaluate means of providing a return of some available capital to its shareholders and (iv) the Company's current expectation that Versant Java Persistence API will be generally available on or about October 2012. Forward-looking statements are based on our assessment of current trends in our business, as well as the general economic environment in fiscal 2012, and may prove to be incorrect. Investors are cautioned that any such forward-looking statements are not guarantees of Versant's future performance or other matters and involve very significant risks and uncertainties.
 There are many important factors and risks that could cause our actual results or events to differ materially from those anticipated in the forward-looking statements. The forward-looking statements contained in this press release are made only as of the date of this press release, and the Company assumes no obligation to publicly update any forward-looking statement. Investors are cautioned not to place undue reliance on forward-looking statements. Information concerning factors that could adversely affect our business and results can be found in the Company's filings with the Securities and Exchange Commission, including without limitation the Company's most recent Annual Report on Form 10-K for the year ending October 31, 2011, its reports on Form 10-Q and its reports on Form 8-K.
Versant is a registered trademark or trademark of Versant Corporation in the United States.

Conference Call Information
Versant will host a teleconference today to discuss the above after markets close. The details for the call are as follows:

Date: Thursday, August 23, 2012
Time: 1:30 PM Pacific (4:30 PM Eastern)
Dial-in number US: 1-877-941-4774
International: 1-480-629-9760
Conference ID: 4561206
Internet Simulcast*: http://public.viavid.com/index.php?id=101609
*Windows Media Player needed for simulcast. Simulcast is voice only.
Dial in 5-10 minutes prior to the start time. An operator will request your name and organization and ask you to wait until the call begins. If you have any difficulty connecting, please call Versant Corporation at (650) 232-2416.

A replay of the conference call will be available until August 30, 2012.
Replay number US: 1-877-870-5176
International Replay number: 1-858-384-5517
Replay Pass Code**: 4561206
** Enter the playback pass code to access the replay

VERSANT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for share amounts)
(unaudited)

	July 31, 2012	October 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$21,577	$23,145
Trade accounts receivable, net	1,542	2,183
Deferred income taxes	778	898
Other current assets	612	481
Total current assets	24,509	26,707

Property and equipment, net	904	993
Goodwill	8,589	8,589
Intangible assets, net	231	309
Other assets	38	38
Total assets	$34,271	$36,636

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$316	$152
Accrued liabilities	1,461	1,076
Deferred revenues	2,840	2,695
Total current liabilities	4,617	3,923

Other long-term liabilities	196	178
Total liabilities	4,813	4,101
Commitments and contingencies

Shareholders' equity:
Common stock, no par value, 7,500,000 shares authorized,
2,750,899 issued and outstanding at July 31, 2012,
and 2,935,125 shares issued and outstanding at October 31, 2011	88,736	90,055
Accumulated other comprehensive income (loss), net	(480)	31
Accumulated deficit	(58,798)	(57,551)
Total shareholders' equity	29,458	32,535
Total liabilities and shareholders' equity	$34,271	$36,636

VERSANT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	July 31, 2012	July 31, 2011	July 31, 2012	July 31, 2011
Revenues:
License	$1,350	$2,344	$6,148	$6,758
Maintenance	1,674	1,821	4,998	5,396
Professional services	18	39	84	139
Total revenues	3,042	4,204	11,230	12,293

Cost of revenues:
License	57	66	189	199
Amortization of intangible assets	26	26	78	164
Maintenance	326	384	1,027	1,111
Professional services	9	26	41	68
Total cost of revenues	418	502	1,335	1,542

Gross profit	2,624	3,702	9,895	10,751

Operating expenses:
Sales and marketing	1,627	1,341	4,560	4,161
Research and development	1,328	1,055	3,668	2,967
General and administrative	815	786	2,654	3,093
Restructuring	—	25	—	25
Total operating expenses	3,770	3,207	10,882	10,246

Income (loss) from operations	(1,146)	495	(987)	505
Interest and other income (expense), net	73	34	129	(14)
Income (loss) before income taxes	(1,073)	529	(858)	491
Provision for income taxes	96	55	389	93

Net income (loss)	$(1,169)	$474	$(1,247)	$398

Net income (loss) per share:
Basic	$(0.42)	$0.16	$(0.44)	$0.13
Diluted	$(0.42)	$0.16	$(0.44)	$0.13

Shares used in per share calculation:
Basic	2,755	3,021	2,839	3,122
Diluted	2,755	3,021	2,839	3,123